Exhibit 99.1

Berry Stockholders Approve Combination with CRC

December 15, 2025

DALLAS, Texas – Dec. 15, 2025 – Berry Corporation (bry) (NASDAQ: BRY) (“Berry”) today announced that, at its Special Meeting of Stockholders held earlier today, Berry stockholders voted to approve its combination with California Resources Corporation (“CRC”) (NYSE: CRC). As previously announced, under the terms of the merger agreement, Berry stockholders will receive a fixed exchange ratio of 0.0718 shares of CRC common stock for each share of Berry common stock.

According to preliminary results, Berry stockholders approved the transaction with approximately 73% of the total shares outstanding and approximately 98% of the shares voted in support of the combination. The final voting results of Berry’s Special Meeting will be reported in a Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

The closing of the transaction is expected to occur on December 18.

About Berry Corporation (BRY)

Berry is a publicly traded western United States independent upstream energy company with a focus on onshore, low geologic risk, long-lived oil and gas reserves. We operate in two business segments: (i) exploration and production (“E&P”) and (ii) well servicing and abandonment services. Our E&P assets are located in California and Utah, are characterized by high oil content and are predominantly located in rural areas with low population. Our California assets are in the San Joaquin Basin (100% oil), and our Utah assets are in the Uinta Basin (70% oil). We provide our well servicing and abandonment services to third party operators in California and our California E&P operations through C&J Well Services (CJWS).

FORWARD-LOOKING STATEMENTS

Statements we make regarding the closing of the proposed transaction constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other securities laws. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. These risks and uncertainties include, but are not limited to, the risk that any of the closing conditions to the proposed transaction may not be satisfied in a timely manner. Additional information concerning these and other important risks and uncertainties are described in the “Risk Factors” section of the definitive proxy statement/prospectus that was filed by Berry with the SEC on November 4, 2025, and other documents filed by Berry from time to time with the SEC. We caution you not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date hereof. Berry is under no obligation, and expressly disclaims any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Contact: Berry Corporation (bry)

Christopher Denison: Director – Investor Relations & Sustainability

ir@bry.com

(661) 616-3811